Exhibit 99.1

101 JFK Parkway, Short Hills, NJ 07078
news release
Contact: Marianne Wade(973) 924-5100
investorrelations@myinvestorsbank.com

Investors Bancorp, Inc. Announces First Quarter Financial Results and Cash Dividend

Short Hills, N.J. - (PR NEWSWIRE) - April 28, 2016 - Investors Bancorp, Inc. (NASDAQ:ISBC) (“Company”), the holding company for Investors Bank (“Bank”), reported net income of $43.6 million for the three months ended March 31, 2016 compared to net income of $41.9 million for the three months ended March 31, 2015. Diluted earnings per share were $0.14 for the three months ended March 31, 2016 compared to diluted earnings per share of $0.12 for the three months ended March 31, 2015.

Kevin Cummings, President and CEO commented, "We started 2016 focusing on our strategic plan. One of the key components of that plan is the investment and development of our people and infrastructure which will fuel our continued growth and advancement."

With respect to the quarterly results, Mr. Cummings added, "Despite slower market conditions and low interest rates, we reported another solid quarter. Year over year EPS grew approximately 17% and net interest margin remained stable from the prior quarter. Our asset quality remains strong and we continue to effectively leverage our excess capital position."

The Company announced today that its Board of Directors approved the Company's third share repurchase program which authorizes the repurchase of an additional 10% of the Company's outstanding shares of common stock, or approximately 31 million shares. The new repurchase program will commence immediately upon completion of the second repurchase plan announced in June 2015. In addition, the Board of Directors declared a cash dividend of $0.06 per share to be paid on May 25, 2016 for stockholders of record as of May 10, 2016.

The following represents performance highlights and significant events:

•	Total assets increased $301.3 million, or 1.4% to $21.19 billion at March 31, 2016, from $20.89 billion at December 31, 2015.

•	Net loans increased $261.6 million, or 1.6%, to $16.92 billion at March 31, 2016 from $16.66 billion at December 31, 2015. During the three months ended March 31, 2016, we originated $466.3 million in multi-family loans, $178.1 million in commercial real estate loans, $164.2 million in commercial and industrial loans, $97.7 million in residential loans, $80.4 million in consumer and other loans and $53.5 million in construction loans.

•
Deposits increased by $137.7 million, or 1.0% from $14.06 billion at December 31, 2015 to $14.20 billion at March 31, 2016. Core deposit accounts (savings, checking and money market) represent approximately 76% of total deposits as of March 31, 2016.

•
Net interest margin for the three months ended March 31, 2016 was 3.05%, which was the same as the three months ended December 31, 2015 and a 13 basis point decrease compared to the three months ended March 31, 2015.

•	For the three months ended March 31, 2016, the Company repurchased 12.2 million shares of its outstanding common stock for approximately $140.2 million.

Comparison of Operating Results

Net Interest Income

Net interest income increased by $10.1 million, or 7.0% year over year to $154.6 million for the three months ended March 31, 2016. The net interest margin decreased 13 basis points to 3.05% for the three months ended March 31, 2016 from 3.18% for the three months ended March 31, 2015. A discussion of the components of net interest income follows:

•	Total interest and dividend income increased by $16.9 million, or 9.7% year over year to $192.1 million for the three months ended March 31, 2016.

◦
Interest income on loans increased by $13.8 million, or 8.7% year over year to $172.8 million for the three months ended March 31, 2016 as a result of a $1.72 billion increase in the average balance of net loans to $16.77 billion primarily attributed to growth in the commercial loan portfolio. The weighted average yield on net loans decreased 11 basis points to 4.12%.

◦	Prepayment penalties, which are included in interest income, totaled $4.7 million for the three months ended March 31, 2016 compared to $4.6 million for the three months ended March 31, 2015.

◦
Interest income on all other interest-earning assets, excluding loans, increased by $3.2 million, or 19.7% year over year to $19.3 million for the three months ended March 31, 2016 which is attributed to a $398.0 million increase in the average balance of all other interest-earning assets, excluding loans, to $3.51 billion for the three months ended March 31, 2016. The weighted average yield on interest-earning assets, excluding loans, increased 13 basis points to 2.20%.

•	Total interest expense increased by $6.8 million, or 22.2% year over year to $37.5 million for the three months ended March 31, 2016.

◦
Interest expense on interest-bearing deposits increased $4.7 million, or 29.4% year over year to $20.7 million for the three months ended March 31, 2016. The average balance of total interest-bearing deposits increased $1.31 billion, or 11.8% year over year to $12.34 billion for the three months ended March 31, 2016. In addition, the weighted average cost of interest-bearing deposits increased by 9 basis points to 0.67% for the three months ended March 31, 2016.

◦
Interest expense on borrowed funds increased by $2.1 million, or 14.4% year over year to $16.8 million for the three months ended March 31, 2016. The average balance of borrowed funds increased $519.9 million, or 18.6%, to $3.31 billion for the three months ended March 31, 2016. This increase was offset by a decrease of 7 basis points in the weighted average cost of borrowings to 2.03% for the three months ended March 31, 2016.

Non-Interest Income

Total non-interest income increased $174,000, or 2.0% year over year to $8.7 million for the three months ended March 31, 2016 due to the following contributing factors:

•
Gain on securities transactions increased $1.3 million for the three months ended March 31, 2016 primarily due to the sale of available for sale securities totaling $31.7 million, resulting in a gain of $1.4 million.

•
Gain on loans decreased $782,000 for the three months ended March 31, 2016 primarily as a result of lower loan sales through our mortgage subsidiary as well as the Bank. Other income decreased $464,000 respectively for the three months ended March 31, 2016 attributed to non-depository investment products.

Non-Interest Expenses

Total non-interest expenses increased by $10.2 million, or 13.3% year over year to $87.1 million for the three months ended March 31, 2016 due to the following contributing factors:

•
Compensation and fringe benefits increased $8.5 million for the three months ended March 31, 2016 compared to March 31, 2015 primarily due to equity incentive expense of $4.3 million resulting from the restricted stock and stock option grants to certain employees, officers and directors of the Company, pursuant to the Investors Bancorp, Inc. 2015 Equity Incentive Plan in the second quarter of 2015; normal merit increases; and additions to our staff to support continued growth.

•	Office occupancy and equipment expense increased $1.3 million for the three months ended March 31, 2016 compared to March 31, 2015 primarily due to new branch openings.

•	Advertising and promotional expense decreased $841,000 for the three months ended March 31, 2016 compared to March 31, 2015.

Income Taxes

Income tax expense was $27.5 million for the three months ended March 31, 2016, representing a 38.7% effective tax rate compared to income tax expense of $25.1 million for the three months ended March 31, 2015 representing a 37.5% effective tax rate.

Provision for Loan Losses

Our provision for loan losses was $5.0 million for the three months ended March 31, 2016 compared to $9.0 million for the three months ended March 31, 2015. For the three months ended March 31, 2016, net charge-offs were $6.9 million compared to $1.1 million for the three months ended March 31, 2015. Our provision for the three months March 31, 2016 is primarily a result of continued organic growth in the loan portfolio, specifically the multi-family, commercial real estate and commercial and industrial portfolios; the inherent credit risk in our overall portfolio, particularly the credit risk associated with commercial real estate lending and commercial and industrial lending; and the improvement in the level of non-performing loans.

Our accruing past due loans and non-accrual loans discussed below exclude certain purchased credit impaired (PCI) loans, primarily consisting of loans recorded in the Company's acquisitions. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are not subject to delinquency classification in the same manner as loans originated by the Bank. The following table sets forth non-accrual loans and accruing past due loans (excluding PCI loans and loans held for sale) on the dates indicated as well as certain asset quality ratios.

	March 31, 2016		December 31, 2015		September 30, 2015		June 30, 2015		March 31, 2015
	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount
	(Dollars in millions)
Accruing past due loans:
30 to 59 days past due:
Residential and consumer	151	$28.6	168	$28.6	135	$23.5	105	$21.5	128	$24.4
Construction	—	—	—	—	—	—	—	—	—	—
Multi-family	6	18.0	5	13.7	9	11.2	—	—	14	34.3
Commercial real estate	12	24.5	6	1.3	13	7.3	5	1.4	19	39.4
Commercial and industrial	3	3.8	3	0.6	9	2.9	3	2.2	8	6.2
Total 30 to 59 days past due	172	$74.9	182	$44.2	166	$44.9	113	$25.1	169	$104.3
60 to 89 days past due:
Residential and consumer	66	16.3	86	14.2	57	14.6	60	12.2	49	8.4
Construction	—	—	—	—	—	—	—	—	—	—
Multi-family	—	—	—	—	—	—	—	—	2	12.1
Commercial real estate	1	0.3	3	0.4	1	0.3	3	0.7	5	1.9
Commercial and industrial	1	—	2	—	3	0.9	—	—	4	5.7
Total 60 to 89 days past due	68	16.6	91	14.6	61	15.8	63	12.9	60	28.1
Total accruing past due loans	240	$91.5	273	$58.8	227	$60.7	176	$38.0	229	$132.4
Non-accrual:
Residential and consumer	488	85.9	500	91.1	506	99.8	422	86.6	423	88.0
Construction	3	0.5	4	0.8	5	1.0	3	0.9	7	4.3
Multi-family	3	2.9	4	3.5	4	3.0	6	4.1	5	3.9
Commercial real estate	35	10.3	37	10.8	40	13.8	36	12.9	35	11.6
Commercial and industrial	10	5.6	17	9.2	9	6.5	7	2.2	8	2.3
Total non-accrual loans	539	$105.2	562	$115.4	564	$124.1	474	$106.7	478	$110.1
Accruing troubled debt restructured loans	30	$10.7	39	$22.5	38	$25.2	48	$29.6	50	$31.5
Non-accrual loans to total loans		0.61%		0.68%		0.76%		0.68%		0.70%
Allowance for loan loss as a percent of non-accrual loans		205.83%		189.30%		175.97%		200.51%		189.02%
Allowance for loan losses as a percent of total loans		1.26%		1.29%		1.33%		1.36%		1.33%

Total non-accrual loans decreased to $105.2 million at March 31, 2016 compared to $110.1 million at March 31, 2015. We continue to diligently resolve our troubled loans, however it takes a long period of time to resolve residential credits in our lending area. At March 31, 2016, there were $34.3 million of loans deemed as troubled debt restructurings, of which $23.3 million were residential and consumer loans, $7.2 million were commercial real estate loans, $1.0 million were multi-family loans, $2.6 million were commercial and industrial loans and $132,000 construction loan. Troubled debt restructured loans in the amount of $10.7 million were classified as accruing and $23.6 million were classified as non-accrual at March 31, 2016.

Balance Sheet Summary

Total assets increased by $301.3 million, or 1.4% to $21.19 billion at March 31, 2016 from December 31, 2015. Net loans increased $261.6 million or 1.6%, to $16.92 billion at March 31, 2016, and securities increased by $49.6 million, or 1.6%, to $3.20 billion at March 31, 2016 from December 31, 2015.

The detail of the loan portfolio (including PCI loans) is below:

	March 31, 2016	December 31, 2015	March 31, 2015
	(Dollars in thousands)
Commercial Loans:
Multi-family loans	$6,521,998	$6,255,904	$5,344,754
Commercial real estate loans	3,898,739	3,829,099	3,348,422
Commercial and industrial loans	1,052,194	1,044,385	642,294
Construction loans	238,688	225,843	161,568
Total commercial loans	11,711,619	11,355,231	9,497,038
Residential mortgage loans	4,929,276	5,039,543	5,678,375
Consumer and other	512,290	496,556	447,732
Total Loans	17,153,185	16,891,330	15,623,145
Premiums on purchased loans and deferred loan fees, net	(13,845)	(11,692)	(13,399)
Allowance for loan losses	(216,613)	(218,505)	(208,181)
Net loans	$16,922,727	$16,661,133	$15,401,565

During the three months ended March 31, 2016, we originated $466.3 million in multi-family loans, $178.1 million in commercial real estate loans, $164.2 million in commercial and industrial loans, $97.7 million in residential loans, $80.4 million in consumer and other loans and $53.5 million in construction loans. This increase in loans reflects our continued focus on generating multi-family loans, commercial real estate loans and commercial and industrial loans, which was partially offset by pay downs and payoffs of loans. Our loans are primarily on properties and businesses located in New Jersey and New York.

In addition to the loans originated for our portfolio, our mortgage subsidiary, Investors Home Mortgage Co., originated $30.0 million for the three months ended March 31, 2016 in residential mortgage loans that were for sale to third party investors.

The allowance for loan losses decreased by $1.9 million to $216.6 million at March 31, 2016 from $218.5 million at December 31, 2015. The decrease in our allowance for loan losses is due to the improvement in the level of non-performing loans offset by growth of the loan portfolio and the credit risk in our overall portfolio, particularly the inherent credit risk associated with commercial real estate lending as well as commercial and industrial loans. Future increases in the allowance for loan losses may be necessary based on the growth and composition of the loan portfolio, the level of loan delinquency and the economic conditions in our lending area. At March 31, 2016, our allowance for loan loss as a percent of total loans was 1.26%.

Securities, in the aggregate, increased by $49.6 million, or 1.6%, to $3.20 billion at March 31, 2016 from $3.15 billion at December 31, 2015. This increase was a result of purchases partially offset by paydowns.

Deposits increased by $137.7 million, or 1.0%, from $14.06 billion at December 31, 2015 to $14.20 billion at March 31, 2016. Checking accounts increased $221.9 million to $4.86 billion at March 31, 2016 from $4.64 billion at December 31, 2015. Core deposits represented approximately 76% of our total deposit portfolio at March 31, 2016.

Borrowed funds increased by $264.5 million, or 8.1%, to $3.53 billion at March 31, 2016 from $3.26 billion at December 31, 2015 to help fund the continued growth of the loan portfolio.

Stockholders' equity decreased by $95.9 million to $3.22 billion at March 31, 2016 from $3.31 billion at December 31, 2015. The decrease is primarily attributed to the repurchase of 12.2 million shares of common stock for $140.2 million as well as cash dividends of $0.06 per share totaling $19.8 million for the three months ended March 31, 2016. These decreases are offset by net income of $43.6 million for the three months ended March 31, 2016.

About the Company
Investors Bancorp, Inc. is the holding company for Investors Bank, which as of March 31, 2016 operates from its corporate headquarters in Short Hills, New Jersey and 143 branches located throughout New Jersey and New York.

Earnings Conference Call April 29, 2016 at 11:00 a.m. (ET)
The Company, as previously announced, will host an earnings conference call on Friday, April 29, 2016 at 11:00 a.m. (ET). The toll-free dial-in number is: (866) 218-2404. Callers who pre-register will bypass the live operator and may avoid any delays in joining the conference call. Participants will immediately receive an online confirmation, an email and a calendar invitation for the event.
Conference Call Pre-registration link: http://dpregister.com/10083972
A telephone replay will be available beginning on April 29, 2016 from 1:00 p.m. (ET) through 9:00 a.m. (ET) on July 29, 2016. The replay number is (877) 344-7529 password 10083972. The conference call will also be simultaneously webcast on the Company's website www.myinvestorsbank.com and archived for one year.

Forward Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in the " Risk Factors" disclosures included in our Annual Report on Form 10-K, as supplemented in quarterly reports on Form 10-Q, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
March 31, 2016 and December 31, 2015

	March 31, 2016	December 31, 2015
	(unaudited)
Assets	(Dollars in thousands)

Cash and cash equivalents	$143,669	148,904
Securities available-for-sale, at estimated fair value	1,311,532	1,304,697
Securities held-to-maturity, net (estimated fair value of $1,954,346 and $1,888,686 at March 31, 2016 and December 31, 2015, respectively)	1,887,000	1,844,223
Loans receivable, net	16,922,727	16,661,133
Loans held-for-sale	3,852	7,431
Federal Home Loan Bank stock	190,240	178,437
Accrued interest receivable	63,678	58,563
Other real estate owned	4,431	6,283
Office properties and equipment, net	173,609	172,519
Net deferred tax asset	219,458	237,367
Bank owned life insurance	159,184	159,152
Goodwill and intangible assets	104,960	105,311
Other assets	5,630	4,664
Total assets	$21,189,970	20,888,684
Liabilities and Stockholders' Equity
Liabilities:
Deposits	$14,201,387	14,063,656
Borrowed funds	3,527,630	3,263,090
Advance payments by borrowers for taxes and insurance	126,180	108,721
Other liabilities	119,046	141,570
Total liabilities	17,974,243	17,577,037
Stockholders' equity:
Preferred stock, $0.01 par value, 100,000,000 authorized shares; none issued	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized; 359,070,852 issued at March 31, 2016 and December 31, 2015; 323,385,503 and 334,894,181 outstanding at March 31, 2016 and December 31, 2015	3,591	3,591
Additional paid-in capital	2,785,702	2,785,503
Retained earnings	959,790	936,040
Treasury stock, at cost; 35,685,349 shares at March 31, 2016; 24,176,671 shares at December 31, 2015	(425,991)	(295,412)
Unallocated common stock held by the employee stock ownership plan	(89,501)	(90,250)
Accumulated other comprehensive loss	(17,864)	(27,825)
Total stockholders' equity	3,215,727	3,311,647
Total liabilities and stockholders' equity	$21,189,970	20,888,684

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(unaudited)
	For the Three Months
	Ended March 31,
	2016	2015
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans receivable and loans held-for-sale	$172,832	159,052
Securities:
Government-sponsored enterprise obligations	11	11
Mortgage-backed securities	15,097	12,817
Equity	51	24
Municipal bonds and other debt	1,952	1,592
Interest-bearing deposits	104	29
Federal Home Loan Bank stock	2,060	1,634
Total interest and dividend income	192,107	175,159
Interest expense:
Deposits	20,725	16,019
Borrowed funds	16,819	14,699
Total interest expense	37,544	30,718
Net interest income	154,563	144,441
Provision for loan losses	5,000	9,000
Net interest income after provision for loan losses	149,563	135,441
Non-interest income
Fees and service charges	4,180	4,024
Income on bank owned life insurance	1,260	1,037
Gain on loans, net	437	1,219
Gain on securities transactions	1,388	42
(Loss) gain on sales of other real estate owned, net	(233)	72
Other income	1,675	2,139
Total non-interest income	8,707	8,533
Non-interest expense
Compensation and fringe benefits	51,817	43,332
Advertising and promotional expense	1,694	2,535
Office occupancy and equipment expense	13,810	12,546
Federal insurance premiums	2,400	2,200
Stationery, printing, supplies and telephone	817	851
Professional fees	4,013	3,271
Data processing service fees	5,561	5,450
Other operating expenses	7,034	6,723
Total non-interest expenses	87,146	76,908
Income before income tax expense	71,124	67,066
Income tax expense	27,498	25,119
Net income	$43,626	41,947
Basic and Diluted earnings per share	$0.14	$0.12
Weighted average shares outstanding:
Basic	309,166,680	344,237,371
Diluted	312,154,256	347,470,957

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Average Balance Sheet and Yield/Rate Information

	For Three Months Ended
	March 31, 2016			March 31, 2015
	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$157,877	104	0.26%	$188,307	29	0.06%
Securities available-for-sale	1,291,137	6,080	1.88%	1,196,842	5,343	1.79%
Securities held-to-maturity	1,877,548	11,031	2.35%	1,571,551	9,101	2.32%
Net loans	16,769,132	172,832	4.12%	15,051,363	159,052	4.23%
Federal Home Loan Bank stock	180,725	2,060	4.56%	152,573	1,634	4.28%
Total interest-earning assets	20,276,419	192,107	3.79%	18,160,636	175,159	3.86%
Non-interest earning assets	776,029			764,992
Total assets	$21,052,448			$18,925,628

Interest-bearing liabilities:
Savings	$2,119,189	2,379	0.45%	$2,367,705	1,686	0.28%
Interest-bearing checking	3,000,051	3,135	0.42%	2,733,989	2,434	0.36%
Money market accounts	3,826,756	5,449	0.57%	3,434,604	6,143	0.72%
Certificates of deposit	3,393,174	9,762	1.15%	2,496,351	5,756	0.92%
Total interest bearing deposits	12,339,170	20,725	0.67%	11,032,649	16,019	0.58%
Borrowed funds	3,314,563	16,819	2.03%	2,794,676	14,699	2.10%
Total interest-bearing liabilities	15,653,733	37,544	0.96%	13,827,325	30,718	0.89%
Non-interest bearing liabilities	2,125,420			1,492,785
Total liabilities	17,779,153			15,320,110
Stockholders' equity	3,273,295			3,605,518
Total liabilities and stockholders' equity	$21,052,448			$18,925,628

Net interest income		$154,563			$144,441

Net interest rate spread			2.83%			2.97%

Net interest earning assets	$4,622,686			$4,333,311

Net interest margin			3.05%			3.18%

Ratio of interest-earning assets to total interest-bearing liabilities	1.30	X		1.31	X

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Selected Performance Ratios

	For the Three Months Ended
	March 31,
	2016	2015

Return on average assets	0.83%	0.89%
Return on average equity	5.33%	4.65%
Return on average tangible equity	5.51%	4.79%
Interest rate spread	2.83%	2.97%
Net interest margin	3.05%	3.18%
Efficiency ratio	53.38%	50.28%
Non-interest expense to average total assets	1.66%	1.63%
Average interest-earning assets to average interest-bearing liabilities	1.30	1.31

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Selected Financial Ratios and Other Data

	March 31, 2016	December 31, 2015

Asset Quality Ratios:
Non-performing assets as a percent of total assets	0.57%	0.69%
Non-performing loans as a percent of total loans	0.68%	0.82%
Allowance for loan losses as a percent of non-accrual loans	205.83%	189.30%
Allowance for loan losses as a percent of total loans	1.26%	1.29%

Capital Ratios:
Tier 1 Leverage Ratio (1)	12.37%	12.41%
Common equity tier 1 risk-based (1)	15.83%	15.87%
Tier 1 Risk-Based Capital (1)	15.83%	15.87%
Total Risk-Based Capital (1)	17.08%	17.12%
Equity to total assets (period end)	15.18%	15.85%
Average equity to average assets	15.55%	17.41%
Tangible capital (to tangible assets)	14.75%	15.43%
Book value per common share (2)	$10.37	$10.30
Tangible book value per common share (2)	$10.03	$9.97

Other Data:
Number of full service offices	143	140
Full time equivalent employees	1,741	1,734

(1) Ratios are for Investors Bank and do not include capital retained at the holding company level.
(2) See Non GAAP Reconciliation.

Investors Bancorp, Inc.
Non GAAP Reconciliation
(dollars in thousands, except share data)

Book Value and Tangible Book Value per Share Computation
	At the period ended
	March 31, 2016	December 31, 2015

Total stockholders' equity	3,215,727	3,311,647
Goodwill and intangible assets	104,960	105,311
Tangible stockholders' equity	3,110,767	3,206,336

Book Value per Share Computation
Common stock issued	359,070,852	359,070,852
Treasury shares	(35,685,349)	(24,176,671)
Shares Outstanding	323,385,503	334,894,181
Unallocated ESOP shares	(13,145,121)	(13,263,545)
Book value shares	310,240,382	321,630,636

Book Value Per Share	$10.37	$10.30

Tangible Book Value per Share	$10.03	$9.97